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                                                                    EXHIBIT 11.1


                                  ODWALLA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                                           Three Months Ended
                                                               November 30,

                                                        1995                1996
                                                        ----                ----

Weighted average shares of
     common stock outstanding
     for the period                                 4,895,000          4,958,000

Weighted  average common
     share equivalents (1)                                  -                  -
                                                    ---------          ---------

Shares used in computing
     net earnings per share                         4,895,000          4,958,000
                                                    =========          =========



(1) The effect of common stock equivalents is not presented as it would be anti-dilutive.